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                                                                    EXHIBIT 99.1


                        FFI REPORTS RECORD FIRST QUARTER
                          REVENUE AND OPERATING INCOME

INDIANAPOLIS, INDIANA -- January 11, 2007 - Fortune Industries, Inc. (AMEX:FFI) announced today record quarterly revenue for the first quarter ended November 30, 2006.

HIGHLIGHTS

Revenue for the three months ended November 30, 2006 were $40.7 million as compared to $36.4 million for the same period of 2005, representing a 12% increase and record first quarter results. Quarterly operating income was $1.6 million (or $1.4 million net of $0.2 million related to the Company's consolidation of a variable interest entity), a record for the Company's first quarter. Net income available to common shareholders for the three months ended August 31, 2006 was $726,000 or $0.07 and $0.06 per basic and diluted share, respectively, as compared to $847,000 or $0.08 per basic and diluted share for the same period of 2005, representing a 14% decrease.

"Four out of five of our segments reported an increase in operating income," stated John Fisbeck, CEO. "I am extremely pleased with our operating performance. We reported record revenue for our first quarter and four out of our five segments reported an increase in quarterly revenue. Our net income decreased primarily as a result of an increase of interest expense and preferred stock dividends of $0.4 million."

"We continue to make cash payments on our convertible debt note, with each payment equating to a reduction of approximately 41,000 diluted shares outstanding. As of today Laurus has approximately 1.2 million shares that are diluted shares outstanding."

In connection with the Company's quarterly earnings results, the Company consolidated a related-party real-estate holding company as a variable interest entity in accordance with the Financial Interpretation No. 46R. As such, the consolidated results of the Company includes operating income of $177,000 related to this entity. Net income of $40,000 related to this entity is eliminated from the Company's consolidated results.

SEGMENT ANALYSIS

Results are described under the Company's five reportable as follows:

Wireless Infrastructure revenue increases were due mainly to increased demand for products and services offered by our companies due to the cellular communication industry's investment in expansion of their networks and increased marketing of our services. Operating income improved as a result of revenue growth and operating performance offset by geographic and branch expansion and hiring and training of new employees.

Business Solutions revenue increases were due to increases in customer base. Operating income decreased as a result of an increase in unfavorable claims experience in health and workers compensation insurance programs.

Transportation Infrastructure revenue decreases were due to the completion of several long-term contracts and unfavorable fall weather conditions. Operating income increased as a result of improved results in certain geographic divisions and favorable job closing costs.

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Ultraviolet Technologies revenue increases were due to new product offerings.
Operating income marginally increased as a result of revenue growth and a decrease in sales personnel offset by office expansion.

Electronics Integration revenue increases were due to additional service offerings in electronics installation of and new commercial customer electronic sales. Operating income increased as a result of revenue increases, offset by an increase in administrative and sales personnel.

Holding Company and Other expenses decreased slightly as a result of the consolidation of a variable interest entity and implementation of a self-insured health program offset by increased accounting personnel and third party legal and accounting fees.

BUSINESS OUTLOOK

"I believe we continue to perform above and beyond expectations as a result of a strong management team," stated Fisbeck. "Our continued focus for fiscal 2007 will be on earnings growth, improvements to our leverage ratio, and integration of operations under each reportable segment through software conversion and operating environments."

"Our turn-key service offerings within our Wireless Infrastructure segment continue to drive revenue growth nationally. We expect additional growth opportunities within the wireless industry due to the build-out and upgrades of the wireless networks in the United States."

"Our Business Solutions performance will level off after significant year-over-year growth as a result of our investment in various acquisitions over the past few years. We continue to expect to allocate additional capital resources to this segment over the next twelve to twenty four months to fund growth efforts."

"Our Transportation Infrastructure segment has benefited from funding of federal and state highway safety projects, market conditions and commercial steel erection. With the completion of a number of larger projects in fiscal 2006, we expect to focus on continuing to drive our earnings results, as our revenue is largely dependent on the release of state and federal highway funds."

"Our Ultraviolet Technologies segment continues to grow as a result of our investment in innovative new technologies and products. We have seen a substantial increase in product closings that will be realized over the next six months. We will continue to push sales efforts in the Asian markets."

"Our Electronics Integration segment growth is largely due to several new customer relationships that have been established as a result of an expansion of vendor product offerings over the past few years. We also have seen sales increases as a result of our investment in businesses involved in the installation of commercial and residential electronics. We expect to realize the investment in our start-up electrical business over the next twelve months."

ABOUT FORTUNE INDUSTRIES, INC.

Fortune Industries, Inc. operates as a technology-based service company in the United States. It provides technology solutions to businesses in five segments:
Wireless Infrastructure, Business Solutions, Transportation Infrastructure, Ultraviolet Technologies and Electronics Integration. The Wireless Infrastructure segment provides turnkey solutions directly to wireless carriers in 20

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states and provides other specialty infrastructure services. The Human Resource
Solutions segment provides professional employment organization (PEO) services to small and medium sized businesses with up to 1,000 employees in over 44 states including human resource consulting & management, employee assessment, training, and benefits administration. The Transportation Infrastructure segment provides the installation of highway safety products and commercial structural steel. The Ultraviolet Ink segment provides worldwide state--of-the-art UV ink technology solutions. The Electronics Integration segment provides sales and installation of commercial electronics.

Fortune Industries is based in Indianapolis, Indiana and is publicly traded on the American Stock Exchange under the symbol FFI. Additional information about Fortune Industries, Inc. can be found at www.ffi.net.

This press release and other statements by Fortune Industries, Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could" or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company's Form 10-K for the year ended August 31, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within the Company's Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.


CONSOLIDATED FINANCIAL INFORMATION

Financial highlights are as follows:

                                                                        Three Month Period Ended
                                                                              November 30,
                                                                      ---------------------------
                                                                        2006               2005
                                                                      --------           --------
                                                             (Dollars in thousands, except per share data)
CONSOLIDATED

Total Revenue                                                         $ 40,684           $ 36,443

Operating Income                                                         1,625              1,300

Net Income                                                                 850                847
                                                                      --------           --------
Net Income Available to Common Shareholders                           $    726           $    847
                                                                      ========           ========
Net Income per Share:
       Basic                                                          $   0.07           $   0.08
                                                                      ========           ========

       Diluted                                                        $   0.06           $   0.08
                                                                      ========           ========

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
SEGMENT DATA

Segment Revenue

Wireless Infrastructure                                               $  8,996           $  6,824
Business Solutions                                                      11,630              9,738
Transportation Infrastructure                                           12,747             14,102
Ultraviolet Technologies                                                 3,049              2,697
Electronics Integrations                                                 4,257              3,082
                                                                      --------           --------
     Subtotal Revenue                                                   40,679             36,443

Variable interest entity                                                     5                  -
                                                                      --------           --------
     Total Revenue                                                    $ 40,684           $ 36,443
                                                                      ========           ========


Segment Operating Income

Wireless Infrastructure                                               $    547           $    336
Business Solutions                                                         738                973
Transportation Infrastructure                                              593                550
Ultraviolet Technologies                                                    83                 82
Electronics Integrations                                                   337                 86
Holding Company                                                           (850)              (727)
                                                                      --------           --------
     Subtotal Operating Income                                           1,448              1,300

Variable interest entity                                                   177                  -
                                                                      --------           --------
     Total Operating Income                                           $  1,625           $  1,300
                                                                      ========           ========

                                                                      --------           --------
     Net Income Available to Common Shareholders                      $    726           $    847
                                                                      ========           ========


CONTACT

Fortune Industries, Inc.
Amy Gallo, Chief Financial Officer
(317) 532-1374